Exhibit 4.6
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
DESCRIPTION OF TETRA TECHNOLOGIES, INC. COMMON STOCK
The following description of the common stock of TETRA Technologies, Inc. (“we,” “our” or “us” or the “Company”) is a summary of the rights of our common stock and certain provisions of our restated certificate of incorporation, as amended, second amended and restated bylaws and the Tax Benefits Preservation Plan, dated as of February 28, 2023, by and between the Company and Computershare Trust Company, N.A., as rights agent, as amended by Amendment No. 1 to the Tax Benefits Preservation Plan, dated as of February 25, 2026 (as amended, the “Tax Plan”), as currently in effect. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of applicable law, our restated certificate of incorporation, as amended, second amended and restated bylaws and Tax Plan, each of which is filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.6 is a part and incorporated by reference herein. We encourage you to read our restated certificate of incorporation, as amended, our second amended and restated bylaws, the Tax Plan and the applicable provisions of the Delaware General Corporation Law, as amended (the “DGCL) for additional information.
Common Stock
General. Our restated certificate of incorporation, as amended, authorizes 250,000,000 shares of our common stock, $0.01 par value, and 5,000,000 shares of our preferred stock, $0.01 par value.
Listing. Our common stock is listed on the New York Stock Exchange under the symbol “TTI.”
Dividends. Subject to the rights of holders of preferred stock, common stockholders may receive dividends when declared by the board of directors. Dividends may be paid in cash, stock or another form. However, our existing credit agreements contain covenants that restrict our ability to pay dividends.
Fully Paid. All outstanding shares of common stock are fully paid and non-assessable.
Voting Rights. Common stockholders are entitled to one vote in the election of directors and other matters for each share of common stock owned. Common stockholders are not entitled to preemptive or cumulative voting rights.
Other Rights. We will notify common stockholders of any stockholders’ meetings in accordance with applicable law. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common stockholders will share equally in the assets remaining after we pay our creditors and preferred stockholders. There are no redemption or sinking fund provisions applicable to the common stock.
Transfer Agent and Registrar. Our transfer agent and registrar is Computershare Trust Company, N.A.
Preferred Stock
Our board of directors can, without approval of our stockholders, issue one or more series or classes of preferred stock from time to time limited by the number of shares of preferred stock then authorized. The board can also determine the number of shares of each series and the rights, preferences and limitations of each series or class, including the dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences of any series or class of preferred stock and the terms and conditions of issue. No shares of preferred stock are presently outstanding.
Preferred Stock Purchase Rights
In connection with its adoption of the Tax Plan, our Board of Directors (the “Board”) declared a dividend of one Series A Junior Participating Preferred Stock purchase right (the “Rights”) for each outstanding share of common stock pursuant to the terms of the Tax Plan. The Rights were issued to the stockholders of record as of the close of business on March 10, 2023 (the “Record Date”). Initially, each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the “Series A Preferred Stock”) at a price of $20.00 per one one-thousandth of a share of Series A Preferred Stock (the “Purchase Price”), subject to adjustment. The description and terms of the Rights are set forth in the Tax Plan.
As a result of declaring a dividend of the Rights, until the earlier to occur of (i) the tenth business day following the public announcement that a person or group has become an “Acquiring Person” by acquiring or obtaining the right to acquire beneficial ownership of 4.99% or more of the outstanding shares of common stock (or the Board becoming aware of an “Acquiring Person”) or (ii) the tenth business day following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 4.99% or more of the outstanding shares of common stock, in each case with certain exceptions (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced, with respect to the common stock certificates outstanding as of the Record Date (or any book-entry shares in respect thereof), by such common stock certificate (or registration in book-entry form), and the Rights will be transferable only in connection with the transfer of common stock. Notwithstanding the foregoing, any person or group that beneficially owns 4.99% or more of the outstanding shares of common stock on February 28, 2023 (an “Existing Holder”) will not be deemed an Acquiring Person under the Tax Plan unless and until such person or group acquires beneficial ownership of additional shares of common stock representing 2% or more of the shares of common stock then outstanding. However, if upon acquiring such additional shares, the Existing Holder does not beneficially own 4.99% or more of the common stock then outstanding, the Existing Holder will not be treated as an Acquiring Person for purposes of the Tax Plan. The Board may, in its sole discretion, exempt any person or group from being deemed an Acquiring Person for purposes of the Tax Plan if the Board determines that such person’s or group’s ownership of common stock will not jeopardize or endanger the value or availability to the Company of the Tax Attributes, or if the Board in good faith determines that such person shall be an exempt person.
The Tax Plan provides that, until the Distribution Date (or earlier expiration or redemption of the Rights), the Rights will attach to and be transferred with and only with the common stock.  Until the Distribution Date (or earlier expiration or redemption of the Rights), new shares of common stock issued after the Record Date upon transfer or new issuances of common stock will contain a notation incorporating the Tax Plan by reference (with respect to shares represented by certificates) or notice thereof will be provided in accordance with applicable law (with respect to uncertificated shares). Until the Distribution Date (or earlier expiration or redemption of the Rights), the surrender for transfer of any certificates representing shares of common stock outstanding as of the Record Date or the transfer by book-entry of any uncertificated shares of common stock, will also constitute the transfer of the Rights associated with such shares. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the common stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.
The Rights are not exercisable until the Distribution Date. The Rights will expire upon the earliest of: (i) the close of business on February 28, 2029 (the “Final Expiration Date”); (ii) the time at which the Rights are redeemed pursuant to the Tax Plan, (iii) the time at which the Rights are exchanged pursuant to the Tax Plan; (iv) the closing of any merger or other acquisition transaction involving the Company pursuant to an agreement as described in the penultimate paragraph of Section 1.3 of the Tax Plan; (v) the close of business on the effective date of the repeal of Section 382 of the Code if the Board determines that the Tax Plan is no longer necessary or desirable for the preservation of the Tax Attributes; or (vi) the close of business on the first day of a taxable year of the Company following a Board determination that no Tax Attributes may be carried forward or otherwise utilized.
The Purchase Price payable, and the number of shares of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights is subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock, (ii) upon the grant to holders of the Series A Preferred Stock of certain rights or warrants to subscribe for or purchase Series A Preferred Stock at a price, or securities convertible into Series A Preferred Stock with a conversion price, less than the then-current market price of the Series A Preferred Stock or (iii) upon the distribution to holders of the Series A

Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Series A Preferred Stock) or of subscription rights or warrants (other than those referred to above).
The number of outstanding Rights is subject to adjustment in the event of a stock dividend on the common stock payable in shares of common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the Distribution Date.
Shares of Series A Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Series A Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of the greater of (a) $10.00 per share, and (b) an amount equal to 1,000 times the dividend declared per share of common stock. In the event of liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Stock will be entitled to a minimum preferential payment of the greater of (a) $10.00 per share (plus any accrued but unpaid dividends), and (b) an amount equal to 1,000 times the payment made per share of common stock. Each share of Series A Preferred Stock will have 1,000 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which outstanding shares of common stock are converted or exchanged, each share of Series A Preferred Stock will be entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.
Because of the nature of the dividend, liquidation and voting rights of the Series A Preferred Stock, the value of the one one-thousandth interest in a share of Series A Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of common stock.
In the event that any person or group becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become null and void), will thereafter have the right to receive upon exercise of a Right (including payment of the Purchase Price) that number of shares of common stock having a market value of two times the Purchase Price, pursuant to the terms of the Tax Plan.
At any time after any person or group becomes an Acquiring Person but prior to the acquisition by such Acquiring Person of beneficial ownership of 50% or more of the voting power of the shares of common stock then outstanding, the Board may exchange the Rights (other than Rights owned by such Acquiring Person, which will have become null and void), in whole or in part, for, among other things, shares of common stock or Series A Preferred Stock (or a series of the Company’s preferred stock having equivalent rights, preferences and privileges), at an exchange ratio of one share of common stock, or a fractional share of Series A Preferred Stock (or other stock) equivalent in value thereto, per Right (subject to adjustment for stock splits, stock dividends and similar transactions).
With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Series A Preferred Stock or common stock will be issued (other than fractions of Series A Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts), and in lieu thereof an adjustment in cash will be made based on the current market price of the Series A Preferred Stock or the common stock.
At any time prior to the earlier of (i) the tenth business day after the Stock Acquisition Date, as defined in the Tax Plan, and (ii) the Final Expiration Date, the Board may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the “Redemption Price”) payable, at the option of the Company, in cash or such other form of consideration as the Board shall deem appropriate. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.
For so long as the Rights are then redeemable, the Company may amend the Tax Plan in any manner. After the Rights are no longer redeemable, the Company may amend the Tax Plan in any manner that does not (i) adversely affect the interests of holders of the Rights as such (other than the Acquiring Person or any associate or affiliate thereof) and (ii) cause the Rights again to become redeemable or cause the Tax Plan again to become amendable as to an Acquiring Person (or any associate or affiliate thereof).

Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.
The Rights are in all respects subject to and governed by the provisions of the Tax Plan.
Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Bylaws and Law
Our restated certificate of incorporation, as amended, and second amended and restated bylaws contain provisions that may render more difficult possible takeover proposals to acquire control of us and make removal of our management more difficult. Below is a description of certain of these provisions in our restated certificate of incorporation, as amended, and second amended and restated bylaws.
Our restated certificate of incorporation, as amended, authorizes a class of undesignated preferred stock consisting of 5,000,000 shares, $0.01 par value. Preferred stock may be issued from time to time in one or more series, and our board of directors, without further approval of the stockholders, is authorized to fix the designations, powers, preferences, and rights applicable to each series of preferred stock. The purpose of authorizing the board of directors to determine such designations, powers, preferences, and rights is to allow such determinations to be made by the board of directors instead of the stockholders and to avoid the expense of, and eliminate delays associated with, a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under some circumstances, make it more difficult for a third party to gain control of us.
Our restated certificate of incorporation, as amended, authorizes the board of directors to create and issue rights entitling the holders thereof to purchase shares of our capital stock or other securities. The times at which and the terms upon which these rights are to be issued will be determined by the board of directors and set forth in the contracts or instruments that evidence such rights.
Our restated certificate of incorporation, as amended, provides that, subject to the rights of holders of any preferred stock, any action required or permitted to be taken by our stockholders must be taken at an annual or special meeting of stockholders and not by written consent.
Our restated certificate of incorporation, as amended, precludes the ability of our stockholders to call meetings of stockholders. Except as may be required by law and subject to the holders of rights of preferred stock, special meetings of stockholders may be called only by our board or by the Secretary of the Company following his or her receipt of one or more written demands to call a special meeting of stockholders submitted by the holder or holders of record of at least twenty-five percent (25%) of the combined voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, provided, however, that each such holder or holders must have continuously owned all such shares of capital stock throughout the one-year period preceding, and including, the date of submission of such written demand; provided, further, that such stockholder demand or demands shall have been submitted in accordance with and in the form required by the second amended and restated bylaws.
Our second amended and restated bylaws contain specific procedures for stockholder nomination of directors and for stockholders to bring other business before a stockholders’ meeting. These provisions require advance notification that must be given in accordance with the provisions of our second amended and restated bylaws. The procedures for stockholder nomination of directors and for stockholder proposals may have the effect of precluding a nomination for the election of directors or a stockholder proposal at a particular meeting if the required procedure is not followed.
Although Section 214 of the DGCL provides that a corporation’s certificate of incorporation may provide for cumulative voting for directors, our restated certificate of incorporation, as amended, does not provide for cumulative voting. As a result, the holders of a majority of the votes of the outstanding shares of our common stock have the ability to elect all of the directors being elected at any annual meeting of stockholders.
As a Delaware corporation, we are subject to Section 203, or the business combination statute, of the DGCL. Under the business combination statute of the DGCL, a corporation is generally restricted from engaging in a business combination (as defined in Section 203 of the DGCL) with an interested stockholder (defined generally as a person owning 15% or more of the corporation’s outstanding voting stock) for a three-year period following the time the stockholder became an interested stockholder. The provisions of the Delaware business combination statute do not apply to a corporation if, subject to certain requirements specified in Section 203(b) of the DGCL, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders. We have not adopted any provision in our restated certificate of incorporation, as amended, or amended and restated bylaws electing not to be governed by the Delaware business combination statute. As a result, the statute is applicable to business combinations involving us and may have an anti-takeover effect with respect to transactions that are not approved in advance by our board of directors.
Unless we consent in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware (or, to the extent that the Court of Chancery lacks jurisdiction, the Superior Court of the State of Delaware, or if the Superior Court of the State of Delaware lacks jurisdiction, the United States District Court for the District of Delaware) is the exclusive forum for resolving (i) any derivative action, suit or proceeding brought on behalf of the Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action, suit or proceeding asserting a claim arising pursuant to any provision of the DGCL, our amended and restated charter or our second amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine, and (b) the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act, in each case except as otherwise provided in our amended and restated charter for any series of our preferred stock.